Surgalign Holdings, Inc. Announces First Quarter 2022 Results and
Raises Full Year 2022 Revenue Guidance Range

Deerfield, Ill., May 10, 2022 – Surgalign Holdings, Inc., (NASDAQ: SRGA) a global medical technology company focused on elevating the standard of care by driving the evolution of digital surgery, today announced financial results for its 2022 first quarter ended March 31, 2022.

Financial Highlights and Key Events:
•Received FDA 510(k) clearance for HOLO Portal™ System, the world's first AI-driven AR guidance system for spine surgery;
•1st Holo Portal™ site up and running;
•1st successful Holo Portal™ case completed;
•Total global spine revenue of $20.6 million;
•Adjusted EBITDA loss of $13.3 million;
•Cash and cash equivalents of $44.7 million; generated approximately $17.7 million in gross proceeds from underwritten public offering.
“I’m pleased to report that during the first quarter, we began to see market conditions improve with fewer COVID-related restrictions in place, and higher demand for our products as a result. With the improved environment, we now expect higher revenue for 2022 than our prior forecast with opportunities to further grow product revenue as we continue to innovate and expand,” stated Terry Rich, President and Chief Executive Officer of Surgalign Holdings.

Mr. Rich continued, “During the quarter, our most significant milestone achievement was receipt of FDA 510(k) clearance. With approval to move forward, we have now entered the initial commercial stage to bring this new revolutionary technology to market. This past week, we reached another major milestone with our first site up and first successful cases completed using our HOLO Portal. We expect more sites to be launched this quarter and our goal remains to have between 10-15 sites up and running by the end of the year with a more widespread launch in 2023. While our initial focus is the spine, we believe our artificial intelligence, or AI, platform will apply to other medical specialties and types of surgical procedures, opening up a much larger global market opportunity. It is our belief that AI can be applied across a variety of anatomy to drive improvements in healthcare, with the end goal to improve patient outcomes.”

First Quarter Comparisons

Total revenue for the first quarter ended March 31, 2022, was $20.6 million as compared to $23.3 million in the first quarter ended March 31, 2021. The decrease in revenue was primarily related to the ongoing impact of COVID-19, which continued to impact surgical procedures performed.

The Company reported gross margins of 68.9% and 73.2% for the three months ended March 31, 2022 and 2021 respectively, with the decline related to lower revenue for the comparable periods, as well as product rationalization initiatives.

On a non-GAAP basis, the Company reported gross margin of 70.9% as compared to gross margin of 75.5% in the first quarter of 2021.

Total operating expenses for the first quarter of 2022 were $23.1 million as compared to $31.5 million in the comparable year-ago period, a decline of $8.4 million or 26.6%. The year-over-year improvement in operating expenses was primarily driven by a $8.5 million decrease in the Holo milestone valuation and a $0.8 million decline in general and administrative expenses. This was offset by a $1.6 million increase in research and development expenses, primarily related to the continued development of the HOLO™ platform and obtaining regulatory approval.

On a non-GAAP basis, total operating expenses for the first quarter of 2022 were $28.4 million as compared to $27.9 million in the comparable year-ago period. Excluded from Q1 non-GAAP operating expense was approximately $0.9 million in asset impairment charges related to the impairment of instruments during the quarter, $0.9 million in transaction and integration expenses related to issuance costs associated to the newly issued warrants, non-cash stock-based compensation of $1.4 million and a gain of $8.5 million due to adjustments to the fair value of the Holo milestones.

The Company reported an operating loss of $8.9 million in the first quarter of 2022 as compared to an operating loss of $14.4 million in the first quarter of 2021. Net income from continuing operations for the first quarter of 2022 was $0.0 million as compared to a net loss from continuing operations of $15.2 million for the first quarter of 2021.

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), for the first quarter of 2022 was a loss of $13.3 million as compared to an Adjusted EBITDA loss of $9.8 million for the first quarter of 2021.

As of March 31, 2022, cash and cash equivalents were approximately $44.7 million. This compares to $51.3 million reported as of December 31, 2021. During the first quarter of 2022, the Company completed an underwritten public offering of its common stock, raising gross proceeds of approximately $17.7 million.

Fiscal 2022 Business Outlook

The Company now expects full year revenue in the range of $86 to $90 million, which represents a $3.0 increase from its previously issued guidance of $83 to $87 million. The increased guidance is based on improving market conditions and a stronger outlook for the Company’s products and solutions.

FDA 510(k) Clearance of HOLO Portal System

On January 18, 2022, the Company announced that it had received clearance of its HOLO Portal surgical guidance system for use within lumbar spine procedures. The HOLO Portal system is the world’s first artificial intelligence (AI)-driven augmented reality (AR) guidance system for spine, and the first clinical application of the Company’s HOLO™ AI digital health platform.

The HOLO Portal system combines machine learning-based image guidance technology with AR, automated spine segmentation (i.e., anatomy recognition), and automated surgical planning utilizing proprietary AI software. Intraoperative images are autonomously processed by the AI system to create a patient-specific plan that is presented to the surgeon using the AR display.

First HOLO Portal Cases

On May 5, 2022, the Company announced that its HOLO Portal surgical guidance system had officially entered clinical use, with the first surgical procedure completed. The surgery was performed at Indiana Spine Hospital in Carmel, Indiana by Dr. Mario Brkaric, a board-certified orthopedic surgeon.

Conference Call

Surgalign will host a conference call and audio webcast at 4:30 p.m. ET today. The conference call can be accessed by dialing (866) 604-1616 (U.S.) or (201) 689-8043 (International). The webcast can be accessed through the investor section of Surgalign’s website at surgalign.com/investors/. A replay of the conference call will be available on Surgalign’s website for one month following the call.

About Surgalign Holdings, Inc.

Surgalign Holdings, Inc. is a global medical technology company committed to the promise of digital health and is building out its digital surgery platform to drive transformation across the surgical landscape. Uniquely aligned and resourced to advance the standard of care, the company is building technologies surgeons will look to for what is truly possible for their patients. Surgalign is focused on bringing surgeons solutions that predictably deliver superior clinical and economic outcomes. Surgalign markets products throughout the United States and in more than 50 countries worldwide through an expanding network of top independent distributors. Surgalign is headquartered in Deerfield, IL, with commercial, innovation and design centers in San Diego, CA, Warsaw and Poznan, Poland and Wurmlingen, Germany. Learn more at www.surgalign.com and connect on LinkedIn and Twitter.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as

“anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements are not guarantees of future performance and are based on certain assumptions including general economic conditions, as well as those within the Company’s industry, and numerous other factors and risks identified in the Company’s most recent Form 10-K and other filings with the SEC. Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Important factors that could cause actual results to differ materially from the anticipated results reflected in these forward-looking statements include risks and uncertainties relating to the following: (i) the risk of existing or potential litigation or regulatory action arising from the previously announced SEC and internal investigations and their findings; (ii) the identification of control deficiencies, including material weaknesses in internal control over financial reporting and the impact of the same; (iii) potential reputational damage that the Company has or may suffer as a result of the findings of the SEC and internal investigations and related litigation; (iv) general worldwide economic conditions and related uncertainties; (v) the continued impact of the COVID-19 novel coronavirus pandemic and the Company’s attempts at mitigation, particularly in international markets served by the Company; (vi) the failure by the Company to identify, develop and successfully implement immediate action plans and longer-term strategic initiatives; (vii) the reliability of our supply chain; (viii) our ability to meet obligations, including purchase minimums, under our vendor and other agreements; (ix) the duration of decreased demand for our products; (x) whether or when the demand for procedures involving our products will increase; (xi) the Company’s access to adequate operating cash flow, trade credit, borrowed funds and equity capital to fund its operations and pay its obligations as they become due, and the terms on which external financing may be available, including the impact of adverse trends or disruption in the global credit and equity markets; (xii) our financial position and results, total revenue, product revenue, gross margin, and operations; (xiii) failure to realize, or unexpected costs in seeking to realize, the expected benefits of the Holo Surgical, Inc. (“Holosurgical”) acquisition, including the failure of Holosurgical’s products and services to be satisfactorily developed or achieve applicable regulatory approvals or as a result of the failure to commercialize and distribute its products; (xiv) the failure to effectively integrate Holosurgical’s operations with those of the Company, including: retention of key Holosurgical personnel; the effect on relationships with customers, suppliers, and other third parties; and the diversion of management time and attention to the integration; (xv) the number of shares and amount of cash that will be required in connection with any post-closing milestone payments, including as a result of changes in the trading price of the Company’s common stock and their effect on the amount of cash needed by the Company to fund any post-closing milestone payments in connection with the acquisition; (xvi) the effect of the recent resignation of our auditor and our ability to successfully onboard a new auditor; (xvii) the continuation of recent quality issues with respect to our global supply chain; (xviii) the effects of the recent resignations from our Board of Directors and executive leadership team, including our ability to find qualified candidates to fill those vacancies; (xix) the effect and timing of changes in laws or in governmental regulations; and (xx) other risks described in our public filings with the SEC. These factors should be considered carefully, and undue reliance should not be placed on the forward-looking statements. Each forward-looking statement in this communication speaks only as of the date of the particular statement. Copies of the Company’s SEC filings may be obtained by contacting the Company or the SEC or by visiting Surgalign’s website at
www.surgalign.com or the SEC’s website at www.sec.gov. We undertake no obligation to update these forward-looking statements except as may be required by law.

Mike Vallie
Investor and Media Contact
IR@surgalign.com

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except share and per share data)

	For the Three Months Ended
	March 31
	2022	2021
Revenues	$20,605	$23,291
Cost of goods sold	6,410	6,238
Gross profit	14,195	17,053
Operating Expenses:
General and administrative	25,317	26,161
Research and development	4,447	2,875
Gain on acquisition contingency	(8,503)	(51)
Asset impairment and abandonments	939	2,176
Transaction and integration expenses	916	322
Total operating expenses	23,116	31,483
Operating loss	(8,921)	(14,430)
Other (income) expense - net:
Other (income) expense - net	28	(4)
Interest expense	252	—
Foreign exchange loss	353	545
Change in fair value of warrant liability	(9,743)	—
Total other (income) expense - net	(9,110)	541
Income (Loss) before income tax provision	189	(14,971)
Income tax provision	162	219
Net income (loss) from operations	27	(15,190)
Noncontrolling interests
Net income applicable to noncontrolling interests	—	—
Net income (loss) applicable to Surgalign Holdings, Inc.	27	(15,190)

Other comprehensive income (loss)
Unrealized foreign currency translation gain	(109)	(71)
Total other comprehensive income (loss)	$136	$(15,119)

Net income (loss) from operations per share - basic	$0.00	$(0.15)
Net income (loss) per share applicable to Surgalign Holdings, Inc.- basic	$0.00	$(0.15)
Net income (loss) from operations per share - diluted	$0.00	$(0.15)
Net income (loss) per share applicable to Surgalign Holdings, Inc. - diluted	$0.00	$(0.15)
Weighted average shares outstanding - basic	172,009,259	98,109,900
Weighted average shares outstanding - diluted	177,328,099	98,109,900

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	March 31,	December 31,
	2022	2021
Assets
Cash	$44,677	$51,287
Accounts receivable - net	20,458	19,197
Current inventories - net	22,980	26,204
Prepaid and other assets	13,191	8,984
Total current assets	101,306	105,672
Non-current inventories - net	12,225	10,212
Property, plant and equipment - net	900	945
Other assets - net	7,114	6,970
Total assets	$121,545	$123,799

Liabilities and Stockholders' Equity
Accounts payable	$12,089	$10,204
Current portion of acquisition contingency - Holo	—	25,585
Accrued expenses and other current liabilities	15,813	17,769
Accrued income taxes	444	484
Total current liabilities	28,346	54,042
Notes payable - related party	10,034	9,982
Acquisition contingencies - Holo	33,425	26,343
Warrant liability	10,678	12,013
Other Long-term liabilities	3,376	3,176
Total liabilities	85,859	105,556

Mezzanine equity	10,006	10,006

Stockholders' equity:
Common stock and additional paid-in capital	597,195	579,670
Accumulated other comprehensive loss	(1,929)	(1,820)
Accumulated deficit	(569,586)	(569,613)
Total stockholders' equity	25,680	8,237
Total liabilities and stockholders' equity	$121,545	$123,799

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	For the Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$27	$(15,190)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization expense	562	520
Provision for bad debts and product returns	913	1,978
Investor fee	916	—
Change in fair value of warrant liability	(9,743)	—
Provision for inventory write-downs	3,044	2,754
Stock-based compensation	1,374	936
Asset impairment and abandonments	939	2,176
Gain on acquisition contingency	(8,503)	(51)
Other	(3)	58
Change in assets and liabilities:
Accounts receivable	(2,235)	(4,280)
Inventories	(2,122)	(5,636)
Accounts payable	1,771	(238)
Accrued expenses	(17,492)	9,659
Right-of-use asset and lease liability	(2)	—
Other operating assets and liabilities	11,416	(7,212)
Net cash used in operating activities	(19,138)	(14,526)
Cash flows from investing activities:
Purchases of property and equipment	(1,261)	(2,321)
Patent and acquired intangible asset costs	(81)	(161)
Net cash used in provided by investing activities	(1,342)	(2,482)
Cash flows from financing activities:
Share offering proceeds including prefunded warrant exercised, net	17,729	36,484
Proceeds from exercise of common stock options	—	23
Payment of Holo Milestones - contingent consideration	(4,081)	—
Payments for treasury stock	(5)	(110)
Net cash provided by financing activities	$13,643	$36,397
Effect of exchange rate changes on cash and cash equivalents	$227	$412
Net (decrease) increase in cash and cash equivalents	$(6,610)	$19,801
Cash and cash equivalents, beginning of period	$51,287	$43,962
Cash and cash equivalents, end of period	$44,677	$63,763
Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements presented on a GAAP basis, we disclose non-GAAP net income applicable to common shares and non-GAAP gross profit adjusted for certain amounts. The calculation of the tax effect on the adjustments between GAAP net loss applicable to common shares and non-GAAP net income applicable to common shares is based upon our estimated annual GAAP tax rate, adjusted to account for items excluded from GAAP net loss applicable to common shares in calculating non-GAAP net income applicable to common shares. Reconciliations of each of these non-GAAP financial measures to the corresponding GAAP measures are included in the reconciliations below.

The following are explanations of the adjustments that management excluded as part of the non-GAAP measures for the three months ended March 31, 2022 and 2021. Management removes the amount of these costs including the tax effect on the adjustments from our operating results to supplement a comparison to our past operating performance.
2022 and 2021 Non-cash stock-based compensation – These costs relate to expense amortization for all stock-based awards made to employees and directors, including restricted stock awards, restricted stock units, stock options and the employee stock purchase plan purchase rights.

2022 and 2021 Foreign exchange (gain) loss – These costs relate to the process of remeasuring international activity into the Company's functional currency.

2022 Change in fair value of warrant liability – Other income related to the revaluation of our warrant liability.

2022 and 2021 Gain on acquisition contingency – The gain on acquisition contingency relates to an adjustment to our estimate of obligation for future milestone payments on the Holo Surgical acquisition.

2022 and 2021 Asset impairment and abandonments – These costs relate to asset impairment and abandonments of certain long-term assets within the asset group.

2022 and 2021 Transaction and integration expenses – These costs relate to professional fees associated with the 2022 warrant financing and with the acquisition of Holo Surgical and other matters.

2022 and 2021 Inventory purchase price adjustment – These costs relate to the purchase price effects of acquired Paradigm inventory that was sold during the three months ended March 31, 2022 and 2021.

2021 Severance and restructuring costs – These gain and costs relate to the reduction of our organizational structure, primarily driven by simplification of our Marquette, MI location.
Material Limitations Associated with the Use of Non-GAAP Financial Measures
EBITDA, Adjusted EBITDA and Adjusted Net Income Applicable to Common Shares should not be considered in isolation, or as a replacement for GAAP measures.
Usefulness of Non-GAAP Financial Measures to Investors
The Company believes that presenting EBITDA, Adjusted EBITDA and Adjusted Net Income Applicable to Common Shares in addition to the related GAAP measures provide investors greater transparency to the information used by management in its financial decision-making.

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Revenues to Adjusted Gross Profit
(Unaudited, in thousands)

	For the Three Months Ended March 31,		For the Three Months Ended March 31,
	2022		2021
Revenues	$20,605	100.0%	$23,291	100.0%
Costs of processing and distribution	6,410	31.1%	6,238	26.8%
Gross profit, as reported	14,195	68.9%	17,053	73.2%
Inventory purchase price adjustment	410	2.0%	527	2.3%
Non-GAAP gross profit, adjusted	$14,605	70.9%	17,580	75.5%
Non-GAAP gross profit percentage, adjusted	70.9%		75.5%

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES
Non-GAAP Operating Expenses, Adjusted
(Unaudited, in thousands)

	For the Three Months Ended March 31,
	2022	2021
Operating Expenses	23,116	31,483
Non-cash stock-based compensation	1,374	915
Gain on acquisition contingency	(8,503)	(51)
Asset impairment and abandonments	939	2,176
Transaction and integration expenses	916	322
Severance and restructuring costs	—	218
Adjusted Operating Expenses	$28,390	$27,903
Adjusted Operating Expenses as a percent of revenues	137.8%	119.8%

*See explanations in Non-GAAP Financial Measures above.

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net (Loss) Income Applicable to Common Shares and Net (Loss) Income Per Diluted Share to Adjusted Net (Loss) Income Applicable to Common Shares and Adjusted Net (Loss) Income Per Diluted Share
(Unaudited, in thousands except per share data)

	For the Three Months Ended
	March 31, 2022		March 31, 2021
	Net (Loss) Income Applicable to Common Shares	Amount Per Diluted Share	Net (Loss) Income Applicable to Common Shares	Amount Per Diluted Share
Net income (loss) from continuing operations	$27	$0.00	$(15,190)	$(0.15)
Change in fair value of warrant liability	(9,743)	(0.05)	—	0.00
Gain on acquisition contingency	(8,503)	(0.05)	(51)	0.00
Non-cash stock-based compensation	1,374	0.01	936	0.01
Foreign exchange loss	353	0.00	545	0.01
Asset impairment and abandonments	939	0.01	2,176	0.02
Transaction and integration expenses	916	0.01	322	0.00
Inventory purchase price adjustment	410	0.00	527	0.01
Severance and restructuring costs	—	0.00	218	0.00
Non-GAAP net income (loss) from continuing operations	$(14,227)	$(0.07)	$(10,517)	$(0.10)

*See explanations in Non-GAAP Financial Measures above.

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Loss Applicable to Commons Shares to Adjusted EBITDA
(Unaudited, in thousands)

	For the Three Months Ended March 31,	For the Three Months Ended March 31,
	2022	2021
Net income (loss) from continuing operations	$27	$(15,190)
Interest expense, net	252	—
Provision (benefit) for income taxes	162	219
Depreciation	509	520
EBITDA	950	(14,451)
Non-cash stock-based compensation	1,374	936
Foreign exchange loss	353	545
Inventory purchase price adjustment	410	527
Change in fair value of warrant liability	(9,743)	—
Gain on acquisition contingency	(8,503)	(51)
Asset impairment and abandonments	939	2,176
Transaction and integration expenses	916	322
Severance and restructuring costs	—	218
Adjusted EBITDA	$(13,304)	$(9,778)
Adjusted EBITDA as a percent of revenues	(64.6)%	(42.0)%

*See explanations in Non-GAAP Financial Measures above.